"Hongtaihai" Engineering Boat Purchase and Sale Contract

(Unofficial Translation)

Seller :	Taizhou Hongtaihai Port Engineering Co., Ltd. (Party A)
Address:	Suite 1205, Building A, Yiding Plaza, Shujiang District, Taizhou City
Legal Representative: LI Guoyou

Buyer:	Fujian Xing Gang Shipping Service Co., Ltd. (Party B)
Address:	Zhongshan Plaza, Building A, 17th Fl.
154 Hudong Road, Fuzhou
Legal Representative: LIN Qing

In the spirit of equality and mutual benefits, Party A and Party B have, after a series of friendly consultations, reached consensus in Taizhou City, Zhejiang Province on the matter regarding the purchase and the sale of the engineering boat "Hongtaihai" (with capacity of 3500m3/hour, cutter suction style) pursuant to the PRC Contract Law and the provisions of other applicable laws and statutes.  Party A agrees to sell to Party B the aforesaid boat of which it has the ownership and which is not under any pledge or mortgage, and the two parties have reached the agreement as follows.

I. Name, Type and Specifications of the Boat
1.           The Name of the Boat:        "Hongtaihai" (cutter suction type dredging boat with capacity of 3500m3/hour, the building of which completed in March, 2008; herein after the "Boat")

2.           Model Number and Specification of the Boat:    See boat inspection certificate for actual specification of the Boat.

II. Sales Price, Delivery Time and Place of the Boat
1.           The total sales price of the Boat is RMB ¥190,696,800.00, which includes the cost of  the Boat's equipped pipes and ownership transfer fees.

2.           The Boat is to be delivered at the dock of Shenzhen Port.

3.           The time of delivery shall be no later than the end of March, 2008.  If, due to factors of irresistible force, Party A requests the postponement of the delivery, Party A must notify Party B in writing and obtain Party B's written consent.

4.           At the time of delivering the Boat, the Boat's equipped pipes shall be based on the list specified in Section IV.9 below.

III. Payment Method and Schedule
1.           Within 7 days after Party A delivers the Boat to Party B, Party B must make the first installment payment for the Boat in the amount of ¥30,000,000.00.

2.           Within two months after Party A delivers the Boat to Party B, Party B must make the second installment payment for the Boat in the amount of ¥27,816,800.00.

3.           Within 6 months after Party A delivers the Boat to Party B, Party B must make the third installment payment for the Boat in the amount of ¥50,000,000.00.

4.           By December 31, 2008, Party B must make the fourth installment payment for the Boat in the amount of ¥46,800,000.00.

5.           By March 31, 2009, Party B must make the payment for the remaining balance of   ¥36,080,000.00.

IV. Rights and Obligations of Party A and Party B
1.           Party B may dispatch its representatives to the Boat one month before its delivery and acceptance and its representatives can be on board until the date of delivery, so as to familiarize themselves with the equipment on board.  Party B shall be responsible for all the expenses arising from dispatching its representatives on board.

2.           At the time of the delivery, Party B has the right to conduct comprehensive inspection on the condition of the Boat.  At the time of the delivery, Party A must transfer completely and without compensation all the spare items, spare parts and materials currently on board to Party B.  On the day of delivering the Boat, Party A must provide to Party B the list of the spare items, spare parts and materials included in the delivery of the Boat as one of the documents of evidence of the delivery and acceptance.

3.           The Boat delivered by Party A must meet the technical indices specified by Domestic CCS Certificate and Introduction of the Boat provided by Party A (see attachment hereto).  Party A guarantees that all the equipment on board has been tuned and passed test and is in good condition at the time of delivery and that it will transfer record of relevant specifications and indices to Party B.

4.           Party A must complete the Boat's ownership change registration and have the Boat registered under Party B's name within 3 months after the date of delivering the Boat.

5.           Party A must provide formal receipt to Party B within 10 days after receiving all the payments for the full price (¥190,696,800.00) of the Boat from Party B.

6.           Party B must make payments for the Boat purchasing price on time and in the amount specified herein.

7.            Party B must dispatch its representatives to board the Boat at the time of delivery agreed upon by both parties to take the delivery and sign the delivery documents.

8.            Delivery of the Boat certificates and documents
At the time of delivery, Party A must provide the following documents without compensation:
1).           Valid Tilt Testing Report;
2).           Certificates and relevant reports issued by China Ship Inspection (CCS)
3).           Technical documents that come with the equipment purchased from outside sources and the related quality certificates and manuals.
4).           All the diagrams and other technical records for the Boat;

9.           The Boat is equipped with the following tubes
1).           Name: Rubber floating tubes produced by Jiangsu Danyang Yonghong Ship Rubber Products Co., Ltd.
2).           Types and Specifications:
 750x1200,                               46 pieces
 750x1200,                               150 pieces
 600x11.8 meters,                    78 pieces
 650x11.8 meters,                    78 pieces
The fixed items of the above specifications
3).           Quality criteria: Same as criteria of 13201181 DY102-1999 and JIBF 3995-1991 listed in Rubber Tubes Quality Warranty of November 8, 2005 with one-year warranty.

10.          Responsibility for and scope of defects
The whole Boat has a warranty period of one year starting from the date of delivery of the Boat.  Warranty service during the warranty period will be performed in accordance with the technical agreements between Party A and its equipment and parts suppliers.  Party A is responsible to provide free repairs and replacements to resolve all quality issues caused by Party A or by its suppliers; Party B is responsible for all quality issues caused by Party B but Party A will provide assistance with their resolution.  Party A must dispatch personnel work on site within 10 days after receiving Party B's notice.

11.          Party A must ensure that the amount of fuel stored on board the Boat is above 80% of the Boat's maximum fuel storage capacity.

V. Provisions on fees
Before the delivery of the Boat, Party A is responsible for all the fees and expenses in connection with the Boat; after the delivery of the Boat, Party B is responsible for all the fees and expenses in connection with the Boat.  Party A is responsible for the Boat's ownership change registration procedures and for the fees associated with the said procedures.

VI. Liability for breach
1.           If Party A violates the provision of II.3 herein and fails to deliver the Boat on time, or violates any of the provisions of IV.3, IV.5, IV.8 and IV.9, Party B has the right to demand that Party A pay a breach penalty of RMB 30,000,000.00 even and compensate Party B for all the resulting loss.

2.           If Party A reneges on selling the Boat or sells the Boat to a third party or fails, 3 months after the delivery of the Boat, to complete the Boat's ownership change registration procedures or attach any mortgage or pledge on the Boat, Party B has the right to unilaterally terminate the contract and demand that Party A return to Party B all the payments already made unconditionally and, at the same time, pay to Party B a breach penalty of RMB 30,000,000.00.

3.           If Party B fails to make payments on time or in the amount specified in Article III herein, Party A has the right to confiscate the amount of payments already received.

4.           If Party B fails to be present on the location of delivery at the time of delivering the Boat agreed upon by both parties to handle the delivery procedures, the Boat shall be considered to have been inspected and accepted by Party B.

5.           If Party B reneges on the purchasing of the Boat and refuses to pay for the purchasing price, Party A shall have the right to unilaterally terminate the contract and confiscate the amount of payments already received.

VII. Resolution of Disputes
All disputes arising from this contract must be settled through consultation between the two parties; if such consultation fails, the disputes must be submitted to legal proceedings at the court of maritime affairs at the location where the contract is signed.

VIII. Other matters not covered herein must be provided in supplemental agreements between the two parties through consultation, and all supplemental agreements shall have the same legal effect as this contract.

IX. "The Introduction of the Boat" is the attachment hereto and has the same legal effect as this contract.

X. This contract is in quintuplets, in two to Party A and Party B each and one to ship and vessel Registration authority.

XI. This contract will become effective on the day it is signed and imprinted with seals by both parties.

Party A:       Taizhou Hongtaihai Port Engineering Co., Ltd. (seal)
Legal Representative:  LI Guoyou (signature)

Party B:        Fujian Xing Gang Shipping Service Co., Ltd. (seal)
Legal Representative:  LIN Qing (signature)

Date:             March 23, 2008